Exhibit (i)(39)

April 27, 2022
Artisan Partners Funds, Inc.
875 East Wisconsin Avenue, Suite 800
Milwaukee, Wisconsin 53202-5402
Re: Artisan Sustainable Emerging Markets Fund – Advisor Shares
Ladies and Gentlemen:
We have acted as Wisconsin corporate counsel for you in connection with the sale by you of an indefinite number of shares (the “Shares”) of common stock, $.01 par value, of the Advisor Shares class of the Artisan Sustainable Emerging Markets Fund (the “Fund”), a series of Artisan Partners Funds, Inc. (the “Company”), in the manner set forth in Post-Effective Amendment No. 143 to the Company’s Registration Statement on Form N-1A (the “Registration Statement”). In connection with this opinion, we have reviewed: (i) the Registration Statement (and the prospectus of the Fund included therein); (ii) the Company’s Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), and Bylaws, as amended and restated (the “Bylaws”); (iii) certain resolutions of the Company’s Board of Directors; and (iv) such other proceedings, documents, and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.
Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid, and non-assessable.
For purposes of rendering this opinion, we have assumed that: (a) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (b) the Shares will be issued in accordance with the Company’s Articles of Incorporation, Bylaws, and resolutions of the Company’s Board of Directors relating to the creation, authorization, and issuance of the Shares; and (c) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company.
The opinion expressed herein is limited to the laws of the State of Wisconsin in effect on the date hereof as they presently apply. We express no opinion regarding federal securities laws, state securities or “blue sky” laws or any other laws.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.